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                                                                   Exhibit 4.6

















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                              AMENDMENT TO CREDIT AGREEMENT
                              -----------------------------

         This Amendment to the Credit Agreement is executed as of this 28th day of February, between Chemi-Trol Chemical Co., an Ohio Corporation ("Borrower") and The Fifth Third Bank of Northwestern Ohio, N.A. ("Bank").

         The parties executed an Amended and Restated Credit Agreement dated as of May 2, 1996, ("the Credit Agreement") whereby Bank agreed to make Revolving Loans to Borrower up to an amount of fifteen million dollars ($15,000,000) through May 1, 1997.

         NOW THEREFORE, in consideration of the parties agreement to amend the Credit Agreement, the premises and covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to amend the Credit Agreement as follows:

         1. Section 5.11, FINANCIAL LEVELS AND RATIOS, of the credit agreement is hereby amended to read, Borrower shall maintain and end each fiscal year with the following financial levels and ratios; (a) Debt to Worth not to exceed 1.8:1; Minimum Tangible Net Worth of not less than $18,500,000, Working Capital of not less than $13,000,000 after reducing current liabilities by the balloon payment, associated with Mortgage Note #756086-52019 due October 1, 1997; and a Current Ratio adjusted for the balloon payment associated with Mortgage Note #756086-52019 due October 1, 1997, of not less than 1.5:1.

         Except as specifically amended herein, all the terms and provisions of the Credit Agreement shall remain in full force and in effect through the termination date.

         Executed as of the date first written above.


CHEMI-TROL CHEMICALS CO.              FIFTH THIRD BANK OF
                                      NORTHWESTERN OHIO, N.A.

By: /s/ Robert W. Woolf, President    By: /s/ Jeffrey C. Shrader, Vice President
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By: /s/ Kevin D. Lauck, Secretary
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